EXHIBIT 99.5 TO SCHEDULE 13D/A

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                                VOTING AGREEMENT

            THIS VOTING AGREEMENT, dated as of May 3, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and NBC-TSCN Holding, Inc., and GE Capital Equity Investments, Inc. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

            WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

            WHEREAS, the Stockholder is a stockholder of Telescan and has voting power with respect to the number of shares (the "Shares") of common stock of Telescan (the "Telescan Common Stock") set forth below the Stockholder's signature hereto; and

            WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Voting of Shares.

            (a) The Stockholder agrees to vote all of its Shares of Telescan Common Stock, Shares of Telescan Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Telescan Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

                  (i) At any meeting of Telescan stockholders called to vote upon the Telescan Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Telescan Merger or the Merger Agreement is sought (the "Telescan Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Telescan Merger, the execution and delivery by Telescan of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

            2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Telescan affecting the Telescan capital stock, or the acquisition of additional shares of Telescan capital stock or other voting securities of Telescan by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Telescan capital stock or other voting securities of Telescan issued to or acquired by the Stockholder.

            3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

            (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

            (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

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            (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

            (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

            (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

            4. Covenants.

            (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

            (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            5. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar voting agreements with Vulcan Ventures, Inc. and LJH Corporation.

      6. Miscellaneous.

            (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned.

            (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts

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      therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

            (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

            (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

            (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

            (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                  (i) if to ZiaSun:

            ZiaSun Technologies, Inc.
            462 Stevens Avenue, Suite 106
            Attention: Allen D. Hardman
            Facsimile: (858) 350-4066

            with a copy (which shall not constitute notice) to:

            Jones, Waldo, Holbrook & McDonough
            1500 Wells Fargo Plaza
            170 South Main Street
            Salt Lake City, Utah 84101
            Telephone: (801) 521-3200
            Facsimile: (801) 328-0537
            Attention: Ronald S. Poelman, Esq.

                    and

            Wenthur & Chachas
            4180 La Jolla Village Drive, Suite 500
            La Jolla, CA  92037
            Telephone: (858) 457-3800
            Facsimile: (858) 457-3691
            Attention: George Chachas, Esq.

                  (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

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      or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 6(h).

            (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

            (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers or (c) September 30, 2001

            (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed as of the date first above written.

                            ZIASUN TECHNOLOGIES, INC.

                            By: /s/ D. Scott Elder
                            Name:   D. Scott Elder
                            Title:  Chairman and Chief Executive Officer


                            STOCKHOLDER:  GE Capital Equity Investments, Inc.

                            By: /s/ Regina Reale
                            Name:   Regina Reale
                            Title:  Vice President, GE Capital Equity
                            Investments, Inc.
                            Address: 120 Long Ride Road, Stamford, CT 06927

                            Number of Shares Beneficially Owned: 1,165,674

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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed as of the date first above written.

                            ZIASUN TECHNOLOGIES, INC.

                            By: /s/ D. Scott Elder
                            Name:   D. Scott Elder
                            Title:  Chairman and Chief Executive Officer


                            STOCKHOLDER:  NBC-TSCN Holding, Inc.

                            By:     /s/ Daniel Widawsky
                            Name:  Daniel Widawsky
                            Title:  Assistant Treasurer
                            Address:  30 Rockefeller Plaza, NY, NY 10112

                            Number of Shares Beneficially Owned: 1,165,674